                                                                     Exhibit 3.1

                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                              TENFOLD CORPORATION

     The undersigned, Gary D. Kennedy and Donald M. Keller, Jr. hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of TenFold Corporation, a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware of February 3, 1993 under the name "KeyTex Corporation." On December 20, 1996 this corporation filed a Certificate
 ------------------
of Amendment with the Secretary of State of Delaware changing its name from "KeyTex Corporation" to "TenFold Corporation."
-------------------      -------------------

     3. On March 4,1997, this corporation filed a First Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. On November 24, 1997, this corporation filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

     4. The Certificate of Incorporation of this corporation shall be further amended and restated to read in full as follows:

                                 "ARTICLE I

     The name of the corporation is TenFold Corporation (the "Corporation").
                                                              -----------

                                 ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                 ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                 ARTICLE IV

     (A)  Classes of Stock. The Corporation is authorized to issue two classes
          ----------------
of stock to be designated, respectively, "Common Stock" and " Preferred Stock."
                                          ------------        ----------------
The total number of shares which the corporation is authorized to issue is One Hundred Twenty Eight Million Two Hundred Sixty-One Thousand One Hundred Twenty-Nine (128,261,129) shares, each with a par value of $0.001 per share. One Hundred Twenty Million (120,000,000) shares shall be Common Stock and Eight Million Two Hundred Sixty-One Thousand One Hundred Twenty-Nine (8,261,129) shares shall be Preferred Stock.

     (B)  Rights, Preferences and Restrictions of Preferred Stock.  The
          -------------------------------------------------------
Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

               (a) the number of shares constituting that series and the distinctive designation of that series;

               (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights;

               (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms in the amount of such sinking funds;

               (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (h) any other relative rights, preferences and limitations of that series.

     The first series of Preferred Stock shall be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and shall consist
                                  ------------------------
of Two Million Nine Hundred Twenty Thousand Seven Hundred Ninety Nine (2,920,799) shares. The second series of Preferred Stock shall be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock" and with
                                           ------------------------
the Series A Preferred Stock, collectively the "Convertible Preferred Stock")
                                                ---------------------------
and shall consist of Three Million Three Hundred Forty Thousand Three Hundred Thirty (3,340,330) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock and the Series B Preferred Stock are set forth below in this Article IV(B).

          1.   Dividend Provisions.  Subject to the rights of series of
               -------------------
Preferred Stock which may from time to time come into existence, the holders of shares of Convertible Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on any other outstanding shares of capital stock of Corporation, at the rate of $0.14 per share per annum on each outstanding share of Series A Preferred Stock and $0.17 per share per annum on each outstanding share of Series B Preferred Stock (each as appropriately adjusted for stock splits and combinations) payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          2.   Liquidation Preference.
               ----------------------

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other outstanding shares of capital stock of the Corporation by reason of their ownership thereof, an amount per share equal to
(i) $2.74 per share (as appropriately adjusted for stock splits and combinations) for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends and (ii) $3.36 per share (as appropriately adjusted for stock splits and contribution) for each share of Series B Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (b) Upon the completion of the distribution required by Section 2(a) above and any other distribution that may be required with respect to any series of Preferred

Stock that may from time to time come into existence, the remaining assets of the, corporation available for distribution to stockholders shall be distributed among the holders of the Convertible Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (calculated as if all then outstanding shares of Convertible Preferred Stock has been converted into Common Stock) until such holders of Series A Preferred Stock shall have received an aggregate of $5.13 per share (including amounts paid pursuant to Section 2(a) above). Thereafter, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among holders of the Series B Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (calculated as if all then outstanding shares of Series B Preferred Stock has been converted into Common Stock) until such holders of Series B Preferred Stock shall have received an aggregate of $6.30 per share (including amounts paid pursuant to Section 2(a) above); provided, however, that notwithstanding the foregoing, holders of Preferred Stock shall not receive any distribution under Sections 2(a) and 2(b) hereof that in the aggregate exceeds the amount that such holder would be entitled to receive under such sections if the total of assets and funds available for distribution among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock were equivalent to one hundred twenty million dollars ($120,000,000). Thereafter, subject to the rights of series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

               (c) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, or transfer of outstanding equity shares, but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (ii) a sale of all or substantially all of the assets of the corporation, unless the corporation's
                                                    ------
stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale.

               (d) In any of the events specified in (c) above, if the consideration received by the corporation is other than cash, its value will be deemed fair market value. Any securities shall be valued as follows:

                   (i) Securities not subject to investment letter or other similar restrictions on free marketability;

                         (A) If traded on a securities exchange or the Nasdaq
National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                         (B) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                         (C) If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of Convertible Preferred Stock (the "Required Percentage"). If the Corporation and the
                      -------------------
holders of the Required Percentage cannot mutually determine a value, then such value shall be determined by the majority vote of a three-member panel, one member of which shall be a non-employee designee of the Corporation, one member of which shall be the designee of the holders of the Required Percentage and the third member of which shall be designated by the foregoing two members.

                   (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of the Required Percentage.

                   (iii) In connection with any of the events specified in
Section 2(c), if the requirements of this Section 2 are not complied with, the Corporation shall forthwith either:

                         (A) cause the closing of the transaction to be
postponed until such time as the requirements of this Section 2 have been complied with; or

                         (B) cancel such transaction, in which event the rights,
preferences and privileges of the holders of the Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section 2(c)(iv) hereof.

                   (iv) The corporation shall give each holder of record of Convertible Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Convertible Preferred Stock that are entitled to such notice rights or similar notice rights and that represent the Required Percentage.

          3.   Redemption.
               ----------

               (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time after January 1, 2003 in the case of the Series A Preferred Stock, or October 1, 2003, in the case of the Series B Preferred Stock, upon the receipt by this Corporation of a written request from either the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding Series A Preferred Stock or the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series B Preferred Stock that all or some of such holders' shares be redeemed, (a "Redemption Notice") this Corporation shall redeem,
                        ------------------
from any source of funds legally available therefor, such Convertible
Preferred Stock requested to be redeemed in four quarterly installments commencing on a date which is within thirty (30) days of the date that the Corporation received the Redemption Notice, and continuing quarterly thereafter (each a "Redemption Date") until the remaining Convertible Preferred Stock
         ---------------
requested to be redeemed has been so redeemed. The corporation shall effect such redemptions on the applicable Redemption Dates by paying in cash, in exchange for the shares of Convertible Preferred Stock to be redeemed, a sum as set forth below (the "Redemption Price"). The number of shares of Convertible
                      ----------------
Preferred Stock that the corporation shall be required under this subsection
(3)(a) to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Convertible Preferred Stock requested to be redeemed and still outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption effected pursuant to this subsection (3)(a) shall be made on a pro rata basis among the holders of the Convertible Preferred Stock in proportion to the number of shares of Convertible Preferred Stock then held by such holders. The Redemption Price shall be $2.74 per share with respect to the Series A Preferred Stock and $3.36 per share with respect to the Series B Preferred Stock (each as appropriately adjusted for stock splits and combinations).

          4.   Conversion.  The holders of the Convertible Preferred Stock shall
               ----------
have conversion rights as follows (the "Conversion Rights"):
                                        -----------------

               (a) Right to Convert.  Subject to Section 4(d), each share of
                   ----------------
Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such series of Convertible Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into one share of Common Stock, subject to the adjustments provided in this
Section 4.

               (b) Automatic Conversion of Series A Preferred Stock.  Each
                   ------------------------------------------------
share of Series A Preferred Stock shall automatically be converted into such number of shares of Common Stock as is calculable under this Section 4 upon the earlier of (i) except as provided below in Section 4(d), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $4.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and which results in aggregate cash proceeds to the Corporation of $15,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

               (c) Automatic Conversion of Series B Preferred Stock.  Each
                   ------------------------------------------------
Series B Preferred Stock shall automatically be converted into such number of shares of Common Stock as is calculable under this Section 4 upon the earlier of
(i) except as provided below in Section 4(d), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $4.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and which results in aggregate cash proceeds to the Corporation of $15,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series B Preferred Stock.

               (d) Mechanic of Conversion.  Before any holder of Convertible
                   ----------------------
Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Convertible Preferred Stock shall not be deemed to have converted such Convertible Preferred Stock until immediately prior to the closing of such sale of securities.

               (e) Conversion Ratio Adjustments of Preferred Stock for Certain
                   -----------------------------------------------------------
Splits and Combinations.  The number of shares of Common Stock issuable upon
------------------------
conversion of the Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

                   (i) In the event the Corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding.

                   (ii) If the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (f) Other Distributions.  In the event the Corporation shall
                   -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or securities of the Corporation other than Common Stock, then, in each such ease for the purpose of this Section 4(f), the holders of Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               (g) Recapitalizations.  If at any time or from time to time
                   -----------------
there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the number of shares purchasable upon Conversion of the Convertible Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

               (h) No Impairment.  The Corporation will not, by amendment of its
                   -------------
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

               (i) No Fractional Shares and Certificates as to Adjustments.
                   -------------------------------------------------------

                   (i) No fractional shares shall be issued upon the conversion of any share or shares of the Convertible Preferred Stock, and the number of shares of Common

Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                   (ii) Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, and (B) the number of shares of Common Stock arid the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series Preferred Stock.

               (j) Notices of Record Date.  In the event of any taking by the
                   ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Convertible Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (k) Reservation of Stock Issuable Upon Conversion.  The
                   ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

               (l) Notices.  Any notice required by the provisions of this
                   -------
Section 4 to be given to the holders of shares of Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          5.   Voting Rights.  The holder of each share of Convertible Preferred
               -------------
Stock shall have the right to one vote for each share of Common Stock into which such Convertible Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Notwithstanding the foregoing, with respect to the election of directors, (i) so long as at least one million (1,000,000) shares of Series A Preferred Stock (as appropriately adjusted for stock splits or recapitalizations) are outstanding, the holders of the Series A Preferred Stock, as a class (and without the voting participation of holders of other share of capital stock of the Corporation) shall be entitled to elect one member of the Board of Directors, (ii) so long as at least one million (1,000,000) shares of Series B Preferred Stock (as appropriately adjusted for stock splits and recapitalizations) are outstanding, the holders of the Series B Preferred Stock, as a class (and without the voting participation of holders of other shares of capital stock of the Corporation) shall be entitled to elect one member of the Board of Directors, and (iii) the holders of the Common Stock, as a class (and without the voting participation of holders of other Shares of capital stock of the Corporation), shall be entitled to elect the remaining members of the Board of Directors.

          6.  Protective Provisions.  Subject to the rights of series of
              ---------------------
Preferred Stock which may from time to time come into existence, so long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Convertible Preferred Stock, voting together as a single class:

                   (i) alter or change the rights, preferences or privileges of the shares of Convertible Preferred Stock so as to affect adversely the shares of such series;

                   (ii) increase or decrease (other than by redemption or conversion in accordance with the terms hereof) the total number of authorized shares of Convertible Preferred Stock;

                   (iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security; having a preference over, or being on a party with, the Convertible Preferred Stock with respect to voting, dividends, antidilution right, redemption or upon liquidation;

                   (iv) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction
                                 --------  -------
shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment; or

                   (v) pay or declare any dividends, whether in cash, stock or other property.

          7.  Status of Redeemed or Converted Stock.  In the event any shares of
              -------------------------------------
Convertible Preferred Stock shall be redeemed converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     (C)  Common Stock.
          ------------

          1.   Dividend Rights.  Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receives when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.   Liquidation Rights.  Upon the liquidation, dissolution or winding
               ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

          3.   Redemption.  The Common Stock is not redeemable.
               ----------

          4.   Voting Rights.  The holder of each share of Common Stock shall
               -------------
have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.


                                  ARTICLE V

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal Bylaws made by the Board of Directors as provided for in this Restated Certificate of Incorporation. The affirmative vote of 66-2/3% of the total number of votes of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation's Bylaws: 2.3 (Special Meeting), 2.9 (Stockholder Proposals at Annual Meetings) and 2.10 (Nomination of Persons for Election to the Board of Directors) by the stockholders of this Corporation.

                                 ARTICLE VI

     The number of directors which shall constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

                                 ARTICLE VII

     The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                 ARTICLE IX

     If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent. This provision shall supersede any provision to the contrary in the Bylaws of the Corporation.

                                  ARTICLE X

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                 ARTICLE XI

     Notwithstanding any other provisions of this Restated Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the Bylaws of this Corporation), the affirmative vote of 66-2/3% of the total number of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Articles V through XIII. Notice of any such proposed amendment, repeal or adoption, shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, this Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 ARTICLE XII

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article XII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article XII, shall eliminate or reduce the effect of this
Article XII in respect of any matter occurring, or any cause of action, suit, proceeding or claim that, but for this Article XII, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

                                ARTICLE XIII

     "Listing Event" as used in this Restated Certificate of Incorporation shall
      -------------
mean the Corporation becoming a "Listed Corporation" within the meaning of
                                 ------------------
Section 301.5 of the California Corporations Code. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, its directors and its stockholders or any class thereof, as the case may be, it is further provided that, effective upon the occurrence of the Listing Event:

                   (i) The number of directors which shall constitute the entire Board of Directors, and the number of directors in each class, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Until changed by a resolution of the Board of Directors, Class I shall consist of three directors, each of whom shall be designated by the Board of Directors, and Class II shall consist of three directors, each of whom shall be designated by the Board of Directors.

     The Board of Directors shall be divided into two classes, designated as Class I and Class II, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Listing Event, the terms of office of the Class I directors shall expire and Class I directors shall be elected for a full term of two years. At the second annual meeting of stockholders following the Listing Event, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of two years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of two years to succeed the directors of the class whose terms expire at such annual meeting.

     Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single
                                   ------------
class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

                   (ii) There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.

                   (iii) Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of the Voting Stock."

     Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates, and amends, the provisions of this Corporation's Certificate of Incorporation. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted by written consent of the Board of Directors and stockholders of this Corporation.

     Executed at _______________, on _______________, 1999.




                                    _______________________________________
                                    Gary D. Kennedy, President




                                    _______________________________________
                                    Donald M. Keller, Jr., Secretary